EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Third Quarter 2022 Financial Results

- Quarterly net sales of $4.25 billion increased 10.4% year-over-year

- Strong quarterly EPS of $6.45; non-GAAP EPS of $6.48

- Record first nine months EPS of $23.98

- Record quarterly and first nine months cash flow from operations of $635.7 million and $1.31 billion

- Repurchased approximately 1.9 million common shares during the quarter for a total of $336.7 million

SCOTTSDALE, Ariz., Oct. 27, 2022 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the third quarter ended September 30, 2022.

(in millions, except tons which are in thousands and per share amounts)

			Sequential Quarter	Nine Months Ended September 30,		Year-Over- Year		Quarter- Over- Quarter
	Q3 2022	Q2 2022	% Change	2022	2021	% Change	Q3 2021	% Change
Income Statement Data:
Net sales	$4,247.2	$4,681.2	(9.3%)	$13,414.2	$10,104.6	32.8%	$3,847.4	10.4%
Gross profit[1]	$1,239.0	$1,495.4	(17.1%)	$4,121.5	$3,247.0	26.9%	$1,211.1	2.3%
Gross profit margin[1]	29.2%	31.9%	(2.7%)	30.7%	32.1%	(1.4%)	31.5%	(2.3%)
Non-GAAP gross profit margin[1,2]	29.2%	31.9%	(2.7%)	30.8%	32.1%	(1.3%)	31.5%	(2.3%)
LIFO (income) expense	$(27.5)	$12.5		$22.5	$562.5		$262.5
LIFO (income) expense as a % of net sales	(0.6%)	0.3%	(0.9%)	0.2%	5.6%	(5.4%)	6.8%	(7.4%)
LIFO (income) expense per diluted share, net of tax	$(0.34)	$0.15		$0.27	$6.53		$3.06
Non-GAAP pretax expense (income) adjustments²	$2.3	$0.3		$9.8	$(3.2)		$—
Pretax income	$524.0	$762.6	(31.3%)	$1,983.8	$1,335.7	48.5%	$532.6	(1.6%)
Non-GAAP pretax income[2]	$526.3	$762.9	(31.0%)	$1,993.6	$1,332.5	49.6%	$532.6	(1.2%)
Pretax income margin	12.3%	16.3%	(4.0%)	14.8%	13.2%	1.6%	13.8%	(1.5%)
Net income attributable to Reliance	$393.5	$572.8	(31.3%)	$1,489.6	$991.7	50.2%	$395.7	(0.6%)
Diluted EPS	$6.45	$9.15	(29.5%)	$23.98	$15.35	56.2%	$6.15	4.9%
Non-GAAP diluted EPS[2]	$6.48	$9.15	(29.2%)	$24.10	$15.31	57.4%	$6.15	5.4%

Balance Sheet and Cash Flow Data:
Cash provided by operations	$635.7	$270.2	135.3%	$1,309.9	$405.6	223.0%	$142.2	347.0%
Free cash flow[3]	$540.2	$182.7	195.7%	$1,060.2	$226.7	367.7%	$87.1	520.2%
Net debt-to-total capital[4]	12.8%	14.3%		12.8%	14.7%		14.7%
Net debt-to-EBITDA[2,5]	0.4x	0.4x		0.4x	0.6x		0.6x
Total debt-to-EBITDA[2,5]	0.6x	0.6x		0.6x	0.9x		0.9x

Capital Allocation Data:
Capital expenditures	$95.5	$87.5		$249.7	$178.9		$55.1
Dividends	$52.9	$53.9		$163.5	$132.3		$43.7
Share repurchases	$336.7	$193.9		$547.7	$155.0		$131.0

Key Business Metrics:
Tons sold	1,406.0	1,455.9	(3.4%)	4,279.6	4,191.9	2.1%	1,358.2	3.5%
Tons sold (same-store)	1,364.3	1,411.7	(3.4%)	4,150.2	4,191.9	(1.0%)	1,358.2	0.4%
Average selling price per ton sold	$3,039	$3,240	(6.2%)	$3,156	$2,428	30.0%	$2,862	6.2%
Average selling price per ton sold (same-store)	$2,972	$3,159	(5.9%)	$3,083	$2,428	27.0%	$2,862	3.8%

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“Reliance’s proven business model, including our diverse operations and commitment to best-in-class customer service, produced another quarter of solid financial performance,” said Jim Hoffman, Chief Executive Officer of Reliance. “Demand was somewhat better than we had anticipated, which, coupled with outstanding operational execution, drove strong quarterly net sales of $4.25 billion, our highest third quarter revenue ever. Despite declining metal prices, which caused temporary compression of our gross profit margin, we achieved strong diluted earnings per share of $6.45 as well as record quarterly cash flow from operations of $635.7 million to fund our dual capital allocation priorities of growth and stockholder returns.”

Mr. Hoffman continued, “We believe our third quarter results highlight the resilience of our unique business model in various pricing and demand environments. Specific elements of our model, including our value-added processing capabilities, buy-domestic philosophy, and focus on smaller order sizes with quick turnaround, collectively help stabilize our operating results amid challenging macroeconomic circumstances. In addition, our product, end market and geographic diversity continue to benefit our results as the recovery in certain end markets we serve such as aerospace and energy, along with continued strong performance in the semiconductor market, helped moderate declines in our third quarter average selling price per ton sold, gross profit margin and tons sold.”

Mr. Hoffman concluded, “Despite increased uncertainty, we are confident our managers in the field will successfully navigate pricing headwinds and inflationary pressures on operating costs as they have done in the past to deliver superior performance. Our record cash flow from operations positions us very well to continue to invest in and grow our businesses as we anticipate increased opportunities from the Infrastructure Bill and reshoring trends in the United States.”

End Market Commentary
Reliance provides a wide range of products and processing services to broad and diverse end markets, generally in small quantities on an as-needed basis. The Company’s tons sold in the third quarter of 2022 decreased 3.4% compared to the second quarter of 2022, which was at the lower end of the Company’s guidance of down 3.0% to 5.0%. The Company continues to believe underlying demand remains healthy and is stronger than its third quarter shipment levels reflect due to continued supply chain-related challenges experienced by many of its customers.

Demand in non-residential construction (including infrastructure), Reliance’s largest end market, remained at healthy levels and fairly consistent with the second quarter of 2022. Reliance remains cautiously optimistic that demand for non-residential construction activity in the key areas in which the Company participates will remain at healthy levels in the fourth quarter of 2022.

Demand trends across the broader manufacturing sectors Reliance serves, including industrial machinery, consumer products and heavy equipment were in-line with the anticipated third quarter seasonal decline compared to the second quarter of 2022. On a year-over-year basis, broader manufacturing sector shipments improved with underlying demand remaining at healthy levels. Reliance anticipates demand for its products across the broader manufacturing sector will experience a customary seasonal slowdown in the fourth quarter of 2022.

Demand for the toll processing services Reliance provides to the automotive market increased from the second quarter of 2022 due to increased production rates by certain of the automotive OEMs despite ongoing supply chain challenges. Toll processing volumes typically decline in the third quarter compared to the second quarter. Reliance is cautiously optimistic that demand for its toll processing services will remain solid in the fourth quarter of 2022.

Semiconductor demand remained robust during the third quarter and continues to be one of Reliance’s strongest end markets. This trend is expected to continue throughout the fourth quarter of 2022 despite some chip manufacturers announcing production cuts. Reliance is continuing to make investments to increase its capacity to service the significant expansion of semiconductor fabrication underway in the United States.

Demand in commercial aerospace continued to recover during the third quarter with increased shipments compared to the second quarter which was not typical given historical seasonal trends. Reliance is cautiously optimistic that demand in commercial aerospace will continue its steady improvement in the fourth quarter of 2022 as build rates increase. Demand in the military, defense and space portions of Reliance’s aerospace business remained strong with healthy backlogs, which is expected to continue in the fourth quarter of 2022.

Demand in the energy (oil and natural gas) market experienced normal seasonality compared to the second quarter of 2022. Reliance is cautiously optimistic demand will continue to modestly improve in the fourth quarter of 2022.

Balance Sheet & Cash Flow
At September 30, 2022, Reliance had cash and cash equivalents of $643.7 million. Reliance’s total debt outstanding was unchanged at $1.66 billion as of September 30, 2022, with a net debt-to-EBITDA ratio of 0.4x and no outstanding borrowings under its $1.5 billion revolving credit facility. Reliance generated record quarterly and first nine months cash flow from operations of $635.7 million and $1.31 billion, respectively, in the third quarter and nine months ended September 30, 2022, driven by the Company’s strong earnings and effective working capital management.

Stockholder Return Activity
On October 25, 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.875 per share of common stock, payable on December 2, 2022 to stockholders of record as of November 18, 2022. Reliance has paid regular quarterly cash dividends for 63 consecutive years without reduction or suspension and has increased the dividend 29 times since its 1994 IPO to a current annual rate of $3.50 per share.

In the third quarter of 2022, the Company repurchased approximately 1.9 million shares of its common stock at an average cost of $178.79 per share, for a total of $336.7 million, under its $1 billion share repurchase plan authorized on July 26, 2022. Since 2017, Reliance has repurchased approximately 15.9 million shares of its common stock at an average cost of $111.51 per share, for total of $1.77 billion, with $547.7 million repurchased in the first nine months of 2022.

Corporate Development
On October 11, 2022, the Company announced that James D. Hoffman will step down as Chief Executive Officer on December 31, 2022 and that Reliance’s Board of Directors unanimously appointed Karla R. Lewis to succeed Mr. Hoffman as CEO effective January 1, 2023. Mr. Hoffman will remain on Reliance’s Board of Directors and will continue in his role as CEO through the end of 2022, at which time he will transition to the role of Senior Advisor to the CEO until his retirement in December 2023.

Business Outlook
Reliance expects healthy demand trends to continue into the fourth quarter despite prevailing macroeconomic uncertainty, along with other factors such as inflation, ongoing supply chain disruptions and geopolitical matters. The Company also expects shipment levels will be impacted by normal seasonal factors, including fewer shipping days in the fourth quarter than in the third quarter, as well as the additional impact from customer holiday-related extended shutdowns and vacation schedules. As a result, the Company estimates its tons sold will be down 6.5% to 8.5% in the fourth quarter of 2022 compared to the third quarter of 2022 or flat to up 2% compared to the fourth quarter of 2021. In addition, Reliance expects its average selling price per ton sold for the fourth quarter of 2022 to be down 6.0% to 8.0% compared to the third quarter of 2022 driven by continued declines in pricing for many of its products, notably for carbon, stainless and aluminum flat-rolled products, partially offset by stable pricing for higher value products sold into the aerospace, energy and semiconductor end markets. In addition, the Company expects continued pressure on its gross profit margin in the fourth quarter, which is temporary in nature and is a result of selling higher cost inventory on hand into a declining metal price environment. Based on these expectations, Reliance estimates non-GAAP earnings per diluted share in the range of $4.30 to $4.50 for the fourth quarter of 2022.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s third quarter 2022 financial results and business outlook will be held today, October 27, 2022 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13733217. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning today at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on November 10, 2022, by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13733217. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Founded in 1939, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 315 locations in 40 states and 12 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2021, Reliance’s average order size was $3,050, approximately 50% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry, end markets, business strategies, acquisitions, and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to, the possibility that the expected benefits of acquisitions may not materialize as expected, the impacts of labor constraints and supply chain disruptions, the continuing pandemic and changes in worldwide and U.S. political and economic conditions such as inflation and economic recession that could materially impact the Company, its customers and suppliers and demand for the Company’s products and services. The extent to which the continuing COVID-19 pandemic may negatively impact the Company’s operations will depend on future developments which are highly uncertain and cannot be predicted, including the duration of the pandemic, any reemergence or mutations of the virus, the actions taken to control the spread of COVID-19 or treat its impact, including the speed and effectiveness of vaccination efforts, and direct and indirect effects of the virus on worldwide and U.S. economic conditions. Deteriorations in economic conditions, as a result of inflation, economic recession, COVID-19, the conflict between Russia and Ukraine or otherwise, could lead to a further or prolonged decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing, or the terms of any financing. The Company cannot at this time predict all of the impacts of inflation, product price fluctuations, economic recession, the COVID-19 pandemic or the Russia-Ukraine conflict and related economic effects, but these factors, individually or in any combination, could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Third Quarter 2022 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q3 2022	Q2 2022	Sequential Quarter Change	Q3 2021	Year-Over-Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,131.5	1,169.1	(3.2%)	1,098.5	3.0%	(6.7%)	(4.3%)
Stainless steel	76.8	80.3	(4.4%)	78.5	(2.2%)	(7.7%)	17.4%
Aluminum	80.3	85.2	(5.8%)	77.4	3.7%	(2.5%)	18.8%
Alloy	35.3	37.9	(6.9%)	35.2	0.3%	3.2%	31.0%

	Sales ($'s in millions; % change)
	Q3 2022	Q2 2022	Sequential Quarter Change	Q3 2021	Year-Over-Year Change
Carbon steel	$2,371.9	$2,625.8	(9.7%)	$2,406.4	(1.4%)
Stainless steel	$712.7	$807.1	(11.7%)	$621.3	14.7%
Aluminum	$660.3	$716.8	(7.9%)	$534.9	23.4%
Alloy	$188.2	$196.6	(4.3%)	$143.8	30.9%

Year-to-Date (9 Months) 2022 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)			Average Selling Price per Ton Sold (% change)
	2022	2021	Year-Over-Year Change	Year-Over- Year Change
Carbon steel	3,426.3	3,400.6	0.8%	21.5%
Stainless steel	243.9	240.5	1.4%	39.6%
Aluminum	253.3	233.7	8.4%	27.6%
Alloy	112.9	105.1	7.4%	33.7%

	Sales ($'s in millions; % change)
	2022	2021	Year-Over- Year Change
Carbon steel	$7,545.2	$6,163.7	22.4%
Stainless steel	$2,284.7	$1,613.7	41.6%
Aluminum	$2,069.9	$1,496.5	38.3%
Alloy	$568.5	$396.0	43.6%

	Sales by Product ($'s as a % of total sales)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Carbon steel plate	11%	12%	11%	12%
Carbon steel tubing	11%	12%	11%	12%
Carbon steel structurals	10%	10%	10%	9%
Hot-rolled steel sheet & coil	9%	11%	10%	10%
Carbon steel bar	5%	5%	5%	6%
Galvanized steel sheet & coil	5%	6%	5%	6%
Cold-rolled steel sheet & coil	3%	4%	3%	4%
Carbon steel	54%	60%	55%	59%

Stainless steel bar & tube	8%	6%	7%	6%
Stainless steel sheet & coil	6%	8%	7%	8%
Stainless steel plate	2%	2%	2%	2%
Stainless steel	16%	16%	16%	16%

Aluminum bar & tube	5%	4%	5%	4%
Common alloy aluminum sheet & coil	4%	4%	4%	4%
Heat-treated aluminum plate	4%	3%	4%	4%
Common alloy aluminum plate	1%	1%	1%	1%
Heat-treated aluminum sheet & coil	1%	1%	1%	1%
Aluminum	15%	13%	15%	14%

Alloy bar & rod	4%	3%	3%	3%
Alloy tube	1%	1%	1%	1%
Alloy	5%	4%	4%	4%

Miscellaneous	5%	3%	5%	3%
Toll processing & logistics	3%	3%	3%	3%
Copper & brass	2%	1%	2%	1%
Other	10%	7%	10%	7%

Total	100%	100%	100%	100%

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net sales	$4,247.2	$3,847.4	$13,414.2	$10,104.6

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	3,008.2	2,636.3	9,292.7	6,857.6
Warehouse, delivery, selling, general and administrative (SG&A)	630.1	606.8	1,890.6	1,688.6
Depreciation and amortization	60.4	56.7	178.8	172.1
	3,698.7	3,299.8	11,362.1	8,718.3

Operating income	548.5	547.6	2,052.1	1,386.3

Other (income) expense:
Interest expense	15.6	15.6	46.8	47.0
Other expense (income), net	8.9	(0.6)	21.5	3.6
Income before income taxes	524.0	532.6	1,983.8	1,335.7
Income tax provision	129.6	135.9	490.9	340.6
Net income	394.4	396.7	1,492.9	995.1
Less: Net income attributable to noncontrolling interests	0.9	1.0	3.3	3.4
Net income attributable to Reliance	$393.5	$395.7	$1,489.6	$991.7

Earnings per share attributable to Reliance stockholders:
Basic	$6.55	$6.25	$24.35	$15.61
Diluted	$6.45	$6.15	$23.98	$15.35

Shares used in computing earnings per share:
Basic	60,055	63,275	61,175	63,526
Diluted	60,984	64,350	62,114	64,617

Cash dividends per share	$0.875	$0.6875	$2.625	$2.0625

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	September 30,	December 31,
	2022	2021*
ASSETS
Current assets:
Cash and cash equivalents	$643.7	$300.5
Accounts receivable, less allowance for credit losses of $29.4 at September 30, 2022 and $26.7 at December 31, 2021	1,856.9	1,683.0
Inventories	2,175.8	2,065.0
Prepaid expenses and other current assets	87.3	111.6
Income taxes receivable	47.5	—
Total current assets	4,811.2	4,160.1
Property, plant and equipment:
Land	260.8	260.1
Buildings	1,338.1	1,285.0
Machinery and equipment	2,385.0	2,241.4
Accumulated depreciation	(2,054.1)	(1,949.7)
Property, plant and equipment, net	1,929.8	1,836.8
Operating lease right-of-use assets	217.6	224.6
Goodwill	2,103.9	2,107.6
Intangible assets, net	1,030.4	1,077.7
Cash surrender value of life insurance policies, net	26.9	44.9
Other assets	82.4	84.3
Total assets	$10,202.2	$9,536.0

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$481.6	$453.9
Accrued expenses	160.4	148.2
Accrued compensation and retirement costs	234.9	294.0
Accrued insurance costs	39.5	41.0
Current maturities of long-term debt and short-term borrowings	509.5	5.0
Current maturities of operating lease liabilities	53.3	58.6
Income taxes payable	—	64.3
Total current liabilities	1,479.2	1,065.0
Long-term debt	1,138.8	1,642.0
Operating lease liabilities	165.2	162.5
Deferred compensation and retirement costs	74.1	81.0
Other long-term liabilities	8.9	7.0
Deferred income taxes	480.5	484.8
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized
Issued and outstanding shares—59,022 at September 30, 2022 and 61,806 at December 31, 2021	0.1	0.1
Retained earnings	6,960.5	6,155.3
Accumulated other comprehensive loss	(113.9)	(68.9)
Total Reliance stockholders’ equity	6,846.7	6,086.5
Noncontrolling interests	8.8	7.2
Total equity	6,855.5	6,093.7
Total liabilities and equity	$10,202.2	$9,536.0

* Amounts derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended
	September 30,
	2022	2021
Operating activities:
Net income	$1,492.9	$995.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	178.8	172.1
Provision for credit losses	5.6	10.6
Deferred income tax benefit	(1.1)	(0.2)
Stock-based compensation expense	48.4	55.1
Net loss on life insurance policies and deferred compensation plan assets	22.8	3.2
Postretirement benefit plan settlement expense	2.3	—
Other	1.7	(4.5)
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(191.6)	(774.6)
Inventories	(126.6)	(453.3)
Prepaid expenses and other assets	20.0	47.7
Accounts payable and other liabilities	(143.3)	354.4
Net cash provided by operating activities	1,309.9	405.6

Investing activities:
Purchases of property, plant and equipment	(249.7)	(178.9)
Proceeds from sales of property, plant and equipment	9.8	26.8
Other	(4.5)	3.9
Net cash used in investing activities	(244.4)	(148.2)

Financing activities:
Net short-term debt repayments	(0.8)	(0.8)
Principal payments on long-term debt	—	(0.3)
Dividends and dividend equivalents paid	(163.5)	(132.3)
Share repurchases	(547.7)	(155.0)
Payments for taxes related to net share settlements	(21.6)	(9.2)
Other	22.5	(4.2)
Net cash used in financing activities	(711.1)	(301.8)
Effect of exchange rate changes on cash and cash equivalents	(11.2)	(0.7)
Increase (decrease) in cash and cash equivalents	343.2	(45.1)
Cash and cash equivalents at beginning of year	300.5	683.5
Cash and cash equivalents at end of period	$643.7	$638.4

Supplemental cash flow information:
Interest paid during the period	$39.1	$39.1
Income taxes paid during the period, net	$596.8	$297.3

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2022	2022	2021	2022	2022	2021
Net income attributable to Reliance	$393.5	$572.8	$395.7	$6.45	$9.15	$6.15
Restructuring charges	—	0.3	—	—	—	—
Non-recurring settlement charge	2.3	—	—	0.04	—	—
Income tax (benefit) expense related to above items	(0.6)	(0.1)	—	(0.01)	—	—
Non-GAAP net income attributable to Reliance	$395.2	$573.0	$395.7	$6.48	$9.15	$6.15

		Net Income		Diluted EPS
		Nine Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2022	2021	2022	2021
Net income attributable to Reliance		$1,489.6	$991.7	$23.98	$15.35
Restructuring charges		1.4	0.1	0.02	—
Acquisition-related and non-recurring expenses of acquisitions		8.1	—	0.13	—
Non-recurring settlement charge		2.3	—	0.04	—
Gains related to sales of non-core assets		(2.0)	(3.3)	(0.03)	(0.05)
Income tax (benefit) expense related to above items		(2.5)	0.8	(0.04)	0.01
Non-GAAP net income attributable to Reliance		$1,496.9	$989.3	$24.10	$15.31

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Pretax income	$524.0	$762.6	$532.6	$1,983.8	$1,335.7
Restructuring charges	—	0.3	—	1.4	0.1
Acquisition-related and non-recurring expenses of acquisitions	—	—	—	8.1	—
Non-recurring settlement charge	2.3	—	—	2.3	—
Gains related to sales of non-core assets	—	—	—	(2.0)	(3.3)
Non-GAAP pretax income	$526.3	$762.9	$532.6	$1,993.6	$1,332.5

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Gross profit - LIFO	$1,239.0	$1,495.4	$1,211.1	$4,121.5	$3,247.0
Amortization of inventory step-up	—	—	—	8.1	—
Non-GAAP gross profit	1,239.0	1,495.4	1,211.1	4,129.6	3,247.0
LIFO (income) expense	(27.5)	12.5	262.5	22.5	562.5
Non-GAAP gross profit - FIFO	$1,211.5	$1,507.9	$1,473.6	$4,152.1	$3,809.5

Gross profit margin - LIFO	29.2%	31.9%	31.5%	30.7%	32.1%
Amortization of inventory step-up as a % of sales	—	—	—	0.1%	—
Non-GAAP gross profit margin	29.2%	31.9%	31.5%	30.8%	32.1%
LIFO (income) expense as a % of sales	(0.6% )	0.3%	6.8%	0.2%	5.6%
Non-GAAP gross profit margin - FIFO	28.6%	32.2%	38.3%	31.0%	37.7%

	September 30,	June 30,	September 30,
	2022	2022	2021
Total debt	$1,661.2	$1,661.4	$1,662.6
Less: unamortized debt discount and debt issuance costs	(12.9)	(13.7)	(16.3)
Carrying amount of debt	1,648.3	1,647.7	1,646.3
Less: cash and cash equivalents	643.7	504.5	638.4
Net debt	$1,004.6	$1,143.2	$1,007.9

	Twelve Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
Net income	$1,915.2	$1,917.5	$1,125.6
Depreciation and amortization	236.9	233.2	228.6
Impairment of long-lived assets	4.7	4.7	0.1
Interest expense	62.5	62.5	62.7
Income taxes	616.0	622.3	376.2
EBITDA	$2,835.3	$2,840.2	$1,793.2

Net debt-to-EBITDA	0.4x	0.4x	0.6x
Total debt-to-EBITDA	0.6x	0.6x	0.9x

Reliance Steel & Aluminum Co.'s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include the loss on sale of a business, acquisition-related and non-recurring expenses of its fourth quarter 2021 acquisitions, postretirement benefit plan settlement and gains on sales of non-core property, plant, and equipment, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company's gross profit and gross profit margin. Reliance Steel & Aluminum Co. presents net debt- and total debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance's cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Reconciliation. Certain percentages may not calculate due to rounding.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as carrying amount of debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).
[5] Net debt- and total debt-to-EBITDA are calculated as total debt or net debt (net of cash) divided by earnings before interest, income taxes, depreciation, amortization and impairment of long-lived assets for the most recent twelve months.